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Exhibit 10.3

AMENDMENT NO. 3 TO
STOCK PURCHASE AGREEMENT

    This Amendment No. 3 to Stock Purchase Agreement (this "Amendment") is entered into as of October 19, 2001 by and between ATC Distribution Group, Inc., a Delaware corporation (the "Company"), and Aftermarket Technology Corp., a Delaware corporation ("Seller").

    WHEREAS, ATCDG Acquisition Corp., Inc. ("Acquisition Corp.") and Seller entered into a Stock Purchase Agreement, dated as of September 1, 2000 (as amended to the date hereof, the "Stock Purchase Agreement"), pursuant to which Acquisition Corp. acquired all of the outstanding capital stock of the Company on October 27, 2000. Terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

    WHEREAS, following such purchase Acquisition Corp. was merged with and into the Company and the Company succeeded to all the rights and obligations of Acquisition Corp. under the Stock Purchase Agreement.

    WHEREAS, the Company and Seller deem it desirable and in their best interests to amend the Stock Purchase Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

    1.  Amendment to Section 5.10(a).  Section 5.10(a) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

        "(a) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Non-Compete Period") Seller shall not, and will cause its Subsidiaries not to, sell anywhere in the world (and Seller shall not contest such geographic scope in any litigation, arbitration or dispute between Seller and/or its Subsidiaries and the Company or any of its Affiliates) (i) transmission parts and components for automobiles and light trucks directly to customers in the Independent Aftermarket (i.e., customers other than vehicle original equipment manufacturers ("OEMs") and their dealers) or (ii) complete transmissions for automobiles and light trucks ("Complete Transmissions") directly to transmission repair specialists in the Independent Aftermarket ("Specialists"); provided, however, that it shall not be considered a violation of this Section 5.10(a) if, during the Non-Compete Period, (x) Seller or any of its Subsidiaries acquires, by any means, a company (or all or substantially all of the assets of a company) with respect to which less than twenty percent (20%) of its net sales are generated by activities described above and such activities have completely ceased within one year after such acquisition, (y) Seller or any of its Subsidiaries sells transmission parts and components in the ordinary course of providing reverse logistics services for its OEM customers, or (z) Seller or any of its Subsidiaries sells to Specialists Complete Transmissions wholly manufactured by Seller or its Subsidiaries; provided that prior to December 31, 2004 such Complete Transmissions are not marketed or sold under any name using the letters "ATC", the "Logo" (as hereafter defined), or any name or mark confusingly similar thereto. As used herein, "reverse logistics" means the process in which automotive parts and components are sent by an OEM and/or its dealers to Seller or one of its Subsidiaries, which then does any of the following with such parts and components: (a) distributes them to other OEM dealers; (b) sells them, by auction or another method required by the OEM, to remanufacturers, rebuilders, wholesale distributors, jobbers, core brokers, Specialists or end users; (c) sells them for scrap; or (d) destroys them. A transmission will be a Complete Transmission notwithstanding the absence of a torque converter, transmission fluid filter or other external components. A Complete Transmission will be deemed to have been "wholly manufactured by Seller or its Subsidiaries" notwithstanding that the transmission may contain components manufactured by third Persons."

    2.  Amendment to Section 7.07.  Section 7.07 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

      "7.07  Use of Name; Logo.

        (a) Effective as of the Closing hereunder, Seller hereby grants the Company and the Company Subsidiaries a royalty free, non-exclusive and non-transferable license to continue to use the logo set forth on Schedule 7.07 (the "Logo") until December 31, 2004 (the "Transition Date") in any medium (including, without limitation, catalogs, signs, boxes, invoices and promotional materials). After the Transition Date the Company and the Company Subsidiaries will not use the Logo in any manner except that inventory in boxes bearing the Logo as of the Transition Date may be sold in such boxes after the Transition Date provided that after the Transition Date the Company shall use commercially reasonable efforts to cause the Logo on such boxes to be covered over before they are distributed to customers.

        (b) Except to the extent expressly permitted by the license to be granted pursuant to Section 7.07(a), from and after the Closing Date the Company and each Company Subsidiary shall forthwith cease all use, in any medium, that states or implies that the Company or such Company Subsidiary is an Affiliate of Seller. Without limiting the generality of the foregoing, the Company shall take all steps necessary to cause the packaging materials, catalogs and printed promotional materials containing the Logo that are used by the Company or the Company Subsidiaries on and after the 30th day after the Closing Date and prior to the Transition Date, to bear a sticker or other clear notification stating that the Company and the Company Subsidiaries are not affiliated with Seller.

        (c) The parties agree and acknowledge that use of the Logo by the Company or any Company Subsidiary after the Transition Date would infringe Seller's intellectual property rights, and accordingly the Company covenants that it will, and will cause the Company Subsidiaries to, cease use of the Logo after the Transition Date.

        (d) On or before March 31, 2004 (i) the Certificate of Incorporation of the Company and each of its Affiliates shall be amended in order to change its name to a name that does not contain any direct or indirect reference to Seller or the letters "ATC" and (ii) the Company shall make appropriate filings reflecting such name change in each jurisdiction in which the Company or any of such Affiliates is authorized to conduct business as a foreign corporation.

    3.  No Other Amendment.  Except as provided herein, the Stock Purchase Agreement is not otherwise modified or amended and remains in force and effect in accordance with its terms.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

ATC DISTRIBUTION GROUP, INC.
/s/ ROBERT J. FITZSIMMONS
Name:	Robert J. Fitzsimmons
Title:	Vice President

AFTERMARKET TECHNOLOGY CORP.
/s/ JOSEPH SALAMUNOVICH
Name:	Joseph Salamunovich
Title:	Vice President

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AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT